PROXY STATEMENT
FOR THE
APRIL 22, 1996
ANNUAL SHAREHOLDERS' MEETING


Dear Shareholder:

You are cordially invited to attend Valmont's Annual Meeting of Shareholders on April 22, 1996, at 2:00 P.M. The meeting will be held in the Lecture Hall of the Joslyn Art Museum at 2200 Dodge Street in Omaha. You may enter the building through its main entrance on the east side.

The formal meeting of Shareholders will be followed by a review of operations for 1995 and the first quarter of 1996, as well as our outlook for the future. Following the meeting, you are invited to an informal reception where you can visit with the Directors, Officers, and Business Unit Managers about the activities of the Company.

If you cannot attend the meeting in person, please vote your shares by proxy. Mark, sign and date the enclosed proxy card and return it in the postage paid envelope. Your prompt return of the card will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important.

I look forward to seeing you at our Annual Meeting.

Sincerely,



Robert B. Daugherty
Chairman of the Board

Proxy Statement for Valmont Industries, Inc.
Notice of Annual Meeting of Shareholders

Notice is hereby given that the Annual Meeting of Shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Joslyn Art Museum, 2200 Dodge St., Omaha, Nebraska 68102, on Monday, April 22, 1996, at 2:00 p.m. local time for the purpose of:

	(1)     Electing three directors of the Company to three year terms.

	(2)     Amending the Valmont 1988 Stock Plan.

	(3)     Approving the Valmont Executive Incentive Plan.

	(4)     Approving the Valmont 1996 Stock Plan.

	(5) Amending the Certificate of Incorporation to eliminate shareholder action without a meeting.

	(6) Ratifying the appointment of KPMG Peat Marwick LLP as independent accountants for fiscal 1996.

	(7) Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 1, 1996 are entitled to vote at this meeting. If you do not expect to be present at the Annual Meeting and wish your shares to be voted, please sign, date and mail the enclosed proxy form.

By Order of the Board of Directors




Thomas P. Egan, Jr.
Secretary
Valley, Nebraska  68064
March 22, 1996
2

				      Proxy Statement

To Our Shareholders:

	The Board of Directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on Monday, April 22, 1996, or at any adjournments thereof.

	At the close of business on March 1, 1996, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 13,568,730 shares of the Company's common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.

	Shares of common stock represented by a properly signed and returned proxy, including shares represented by broker non-votes or abstaining from voting, will be treated as present at the meeting for the purpose of determining a quorum. Directors are elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

	The proposals to amend the Valmont 1988 Stock Plan, approve the Valmont Executive Incentive Plan, approve the 1996 Valmont Stock Plan, and to ratify accountants require the affirmative vote of a majority of shares present in person or represented by proxy. While the proposal to amend the Company's Certificate of Incorporation requires the affirmative vote of a majority of shares entitled to vote, abstentions from these proposals will have the same effect as a vote against these proposals. Broker non-votes on the proposal to amend the Company's Certificate of Incorporation will have the same effect as a vote against that proposal; broker non-votes on any other proposal are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and therefore will not be counted as votes for or against such proposals.

	Any shareholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Corporate Secretary, Valmont Industries, Inc., P.O. Box 358, Valley, Nebraska 68064. To be effective, the revocation must be received by the Secretary before the date of the meeting.
A shareholder may, if he or she desires, attend the meeting in person, and at that time withdraw his or her proxy and vote in person.

	The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, shall be borne by the Company. This proxy statement and proxy card are being mailed to shareholders on or about March 22, 1996.
3

			      Certain Shareholders

	The following table sets forth, as of March 1, 1996, the number of shares beneficially owned by (i) persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding common stock,
(ii) directors, nominees and named executive officers and (iii) all directors and executive officers as a group.
				Amount and Nature
	Name and Address of     of Beneficial Ownership    Percent
	Beneficial Owner        March 1, 1996  (1)         of Class (2)
______________________________________________________________________________
Robert B. Daugherty                    3,550,784              26.2%
c/o Valmont Industries, Inc.
Valley, Nebraska

Charles M. Harper                         38,000               ---

Allen F. Jacobson                         16,000               ---

Lloyd P. Johnson                           6,000               ---

John E. Jones                              5,000               ---

Thomas F. Madison                         12,000               ---

Walter Scott, Jr.                         26,000               ---

Robert G. Wallace                          8,000               ---

Mogens C. Bay                            201,932              1.5%

Gary L. Cavey                             47,513               ---

Joseph M. Goecke                          92,853               ---

Terry J. McClain                          51,650               ---

All Executive Officers and Directors
  As Group (20 persons)                4,480,068             33.0%

(1) Includes shares which the executive officers have, or within 60 days of March 1, 1996 will have, the right to acquire through presently exercisable stock options, as follows: 93,200, 33,700, 21,300 and 16,000 shares for Messrs. Bay, Cavey, McClain and Goecke, respectively; and 318,124 shares for all executive officers and directors as a group.

(2) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of the class.
4
				 Election of Directors

	The Company's Board of Directors is composed of nine members, divided into three classes. Each class serves for three years on a staggered term basis. Of the nine current Directors of the Company, seven are not employees of the Company. Mr. Daugherty and Mr. Bay are currently employed by the Company, such employment constituting their principal occupation for at least the last five years.

	Three Directors have terms of office that expire at the 1996 Annual Meeting. They have been nominated by the Board of Directors for reelection for a three-year term.

These nominees are:


	Mogens C. Bay
	John E. Jones
	Walter Scott, Jr.

	Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The Board of Directors has no reason to believe that any such nominee will be unavailable to serve.

Nominees For Election - Terms Expire 1999:

Mogens C. Bay, Age 47, President and Chief Executive Officer of the Company since August, 1993 and Director of the Company since October, 1993. From November, 1990 to August, 1993 served as President and Chief Operating Officer of the Irrigation Division of the Company.

Served as Director of Company continuously since October 1993.
Valmont Stock: 201,932 shares

John E. Jones, Age 61, Retired Chairman, President and Chief Executive Officer of CBI Industries, Inc. since January 1996. Chairman, President and Chief Executive Officer of CBI Industries, Inc. from June 1989 to January 1996. Director, Allied Products Corporation, Amsted Industries Incorporated, Interlake Corporation and NICOR Inc.

Served as Director of Company continuously since April 1993
Valmont Stock: 5,000 shares

Walter Scott, Jr., Age 64, Chairman of the Board, President and Director of Peter Kiewit Sons', Inc.; Director, Berkshire Hathaway, Inc., Burlington Resources, Inc., California Energy Company, ConAgra, Inc., C-TEC Corporation, FirsTier Financial, Inc. and MFS Communications Co., Inc.

Served as Director of Company continuously since April 1981.
Valmont Stock:  26,000 shares
5
Continuing Directors - Terms Expire 1998:

Charles M. Harper, Age 68, Chairman of the Board and Director of RJR Nabisco Holdings Corp. since May 1993; Chief Executive Officer May 1993 to December 1995. Chairman of the Board and Director of Nabisco Holdings Corp.since January 1995. Chairman of the Board of ConAgra, Inc. 1981 - May 1993, and Chief Executive Officer of ConAgra 1976 - September 1992; Director,
ConAgra, Inc., E.I. DuPont de Nemours & Co., Inc., Norwest Corporation and Peter Kiewit Sons', Inc.

Served as Director of Company continuously since April 1979.
Valmont Stock:  38,000 shares

Lloyd P. Johnson, Age 65, Retired Chairman of Norwest Corporation since May 1995. Chairman of Norwest Corporation from January 1989 to May 1995. Chief Executive Officer from January 1989 to January 1993. Director, Norwest Corporation, Cargill, Incorporated, Musicland Stores Corporation;
Trustee, Minnesota Mutual Life Insurance Company; Member, Advisory Board of Directors, Minnegasco.

Served as Director of Company continuously since June 1991.
Valmont Stock:  6,000 shares

Thomas F. Madison, Age 60, President, MLM Partners since January 1993; Vice Chairman and Office of CEO of Minnesota Mutual Life Insurance Company February 1994 - August 1994; President - Markets, U S WEST Communications June 1987 - December 1992; Director, Alexander & Alexander Insurance Advisory Board, Communications Holdings, Inc., Eltrax Systems, Inc., LHS Health Systems, Minnegasco Advisory Board, Span Link.

Served as Director of Company continuously since June 1987.
Valmont Stock:  12,000 shares

Continuing Directors - Terms Expire 1997:

Robert B. Daugherty, Age 74, Chairman of the Board and Director of the Company; Director, KN Energy, Inc. and Peter Kiewit Sons', Inc.

Served as Director of Company continuously since March 1947.
Valmont Stock:  3,550,784 shares

Allen F. Jacobson, Age 69, Retired Chairman and Chief Executive Officer of 3M Company; Director, 3M Company, Abbott Laboratories, Deluxe Corporation, Mobil Corporation, Northern States Power Company, Potlatch Corporation, Prudential Insurance Company of America, Sara Lee Corporation, Silicon Graphics, Inc. and U S WEST Inc.

Served as Director of Company continuously since July 1976.
Valmont Stock:  16,000 shares
6
Robert G. Wallace, Age 69, Retired Executive Vice President and Director of Phillips Petroleum Co.; Director, CBI Industries, Inc. and A. Schulman, Inc.

Served as Director of Company continuously since April 1984.
Valmont Stock:  8,000 shares
7
(1) Messrs. Jacobson (Chairman), Harper, Johnson and Madison are members of the Compensation Committee, which met two times during the last fiscal year. The Compensation Committee, composed of directors who are not employees of the Company, directs the administration of various management incentive plans; takes action upon or makes recommendations to the Board of Directors on salary changes for certain key management personnel; and takes action upon or makes recommendations to the Board of Directors concerning certain employee benefit plan matters.

	Messrs. Scott (Chairman), Jones and Wallace are members of the Audit Committee, which met three times during the last fiscal year. The Audit Committee, composed of directors who are not employees of the Company, recommends selection of the independent public accountants; reviews matters pertaining to the audit, systems of internal control and accounting policies and procedures; has approval authority with respect to services provided by the independent public accountants; and directs and supervises investigations into matters within the scope of its duties.

	The Company does not have a standing Nominating Committee.

(2) The Board of Directors held six meetings during the last fiscal year. During 1995, non-employee directors were paid an annual fee of $25,000 plus $2,000 for each board meeting and $1,000 for each committee meeting attended. Committee chairmen receive an additional $6,000 per year. Messrs. Harper, Jacobson, Johnson, Scott and Wallace have elected to receive their fees in the form of deferred compensation. Payments are to be made in fifteen annual installments commencing one year after the earliest of termination of service as a director of the company, attainment of age 70, or death. The deferred fees accrue interest indexed to U.S. Government bonds, compounded monthly. Employee directors do not receive director or meeting fees.

(3) Each non-employee director who is elected or continues as a director following an Annual Shareholders Meeting receives a non-discretionary stock award of 1,000 shares each year following such meeting. Such shares are subject to an agreement that the shares or the equivalent value must be returned to the Company if the Director leaves the Board unless such departure is due to
(i) death, (ii) retirement from the Board at mandatory retirement age, or
(iii) resignation or failure to stand for re-election with the prior approval of the Board.

(4) Subject to shareholder approval of the Amendment to the Valmont 1988 Stock Plan (see page ___), each non-employee director received on July 20, 1995 an option to acquire 2,000 shares of Valmont common stock at the then current market price of the Company's common stock. Such grant was conditioned on approval of the Amendment by Valmont's shareholders at the 1996 Annual Meeting of Shareholders. Option grants for 2,000 shares of common stock will be made annually commencing in 1996 if shareholders approve the 1996 Stock Plan. See "Approval of the Valmont 1996 Stock Plan - Director Participation."
8
(5) During fiscal 1992 the Company entered into a service agreement with PKS Information Services, Inc., ("PKS") a subsidiary of Peter Kiewit Sons', Inc.
Mr. Walter Scott, a Director of the Company, is Chairman, President and
Director of Peter Kiewit Sons', Inc. The agreement is for a term of five years and covers the use of time on the PKS mainframe computer equipment. In 1995 lease payments totaled approximately $1,300,000. Additionally, in 1995
The Company paid Kiewit Construction Company, another subsidiary of Peter
Kiewit Sons' Inc., approximately $230,000 for construction services to improve the Company's facilities. The Company believes such payments were comparable to amounts that would have been paid to unaffiliated entities.

(6)     See "Certain Shareholders" for additional information on stock ownership.
9

				 Executive Compensation

	The following Summary Compensation Table provides information on the annual and long-term compensation for services paid by the Company to the Chief Executive
Officer and the four highest paid executive officers for the three fiscal years ended
December 30, 1995.

Summary Compensation Table
                                                                 							  Long-Term Compensation
		                                   		Annual Compensation                 Awards           Payouts                             All
      	Name and                                                           Number of          LTIP             Other
    Principal Position          Year   Salary ($)      Bonus ($)          Options (#)     Payouts ($)(4)   Comp. ($)(1)
Mogens C. Bay (2) (3)           1995   $438,211        ($_______)           50,000          ($______)      ($_______)
  President and Chief           1994    396,366          403,605            50,000            19,585          36,880
  Executive Officer             1993    247,154          209,544                 0                 0          20,551

Robert B. Daugherty             1995    340,000         (_______)                0           (______)       (_______)
  Chairman of the Board         1994    346,538          365,154                 0            18,395          32,854
  of Directors                  1993    243,846          113,163                 0                 0          16,065

Gary L. Cavey (3)               1995    178,846         (_______)           15,000           (______)       (_______)
  President and Chief Operating 1994    133,819          221,154            15,000                 0          15,973
  Officer - Industrial Products 1993         --               --                --                --              --
  Division

Terry J. McClain (2) (3)        1995    165,385         (_______)            7,000           (______)        (______)
  Vice President and Chief      1994    142,173          119,245            15,000            17,683          12,560
  Financial Officer             1993         --               --                --                --              --

Joseph M. Goecke (2) (3)        1995    203,000         (_______)                0           (______)        (______)
  President and Chief Operating 1994    199,212          221,913            10,000            10,550          19,425
  Officer - Valmont Irrigation  1993    154,846          155,733                 0                 0          13,976

(1) Amounts represent the Company's contribution under the Valmont Employee Retirement Savings Plan and related Restoration Plan.

(2) Messrs. Bay, McClain and Goecke hold 3,000, 2,000 and 2,000 restricted shares of the Company's common stock, respectively, which on December 30, 1995 were valued at $74,250, $49,500 and $49,500 respectively. The restrictions lapse in February 1999. The executive receives dividends paid on the restricted stock.

(3) Mr. Bay became Chief Executive Officer in August 1993. Messrs. Goecke, McClain, and Cavey became executive officers in August 1993, January 1994, and July 1994, respectively.
10
		       Stock Option Grants In Fiscal Year 1995

	The following table provides information on 1995 stock option grants to executive officers named in the Summary Compensation Table:

									Potential Realizable
									Value at Assumed
										 Annual Rates of
									       Stock Price Appreciation
				Individual Grants                                 for Option Term (2)
________________________________________________________________                _____________________
				     % of Total
				       Options
				     Granted to       Exercise
			Options     Employees In      Price ($)    Expiration
     Name           Granted (1)(4)   Fiscal Year      Per Share       Date        5% ($)      10% ($)
Mogens C. Bay           50,000          26.7%           23.75     Dec. 18, 2005   746,812    1,892,569
Robert B. Daugherty         --             --              --                --        --         --
Gary L. Cavey           15,000           8.0%           23.75     Dec. 18, 2005   224,044      567,771
Terry J. McClain         7,000           3.7%           23.75     Dec. 18, 2005   104,554      264,960
Joseph M. Goecke            --             --              --                --        --           --
_______________________________________________________________________________________________________

All Shares Outstanding (3)                                                    202,538,532  513,272,405

(1) All options were granted on December 19, 1995, and become exercisable in three equal annual installments commencing on the first anniversary of the grant.

(2) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise) so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(3) All shares outstanding represents the increase in total Company shareholder value if the stock price and assumed rates used in the stock option assumptions are achieved multiplied by the number of shares outstanding at the end of fiscal 1995 (13,560,202).

(4)     No stock appreciation rights were granted during fiscal 1995.
11
       Options Exercised in Fiscal Year 1995 and Fiscal Year End Values

	The following table provides information on the exercise of stock options during fiscal 1995 and the status of unexercised stock options at the end of the year for the executive officers named in the Summary Compensation Table.

                                                                                                Value of Unexercised
							   Number of Unexercised       In-The-Money Options
			Shares                             Options at FY-End (#)         at FY-End ($) (2)
		      Acquired On      Value
		      Exercise (#)    Realized ($)(1)  Exercisable   Unexercisable   Exercisable     Unexercisable
		      ------------    ---------------  -----------   -------------   ------------    -------------
<STUB>
Mogens C. Bay             9,867         $154,905          93,200       103,333        $1,193,804       $463,333
Robert B. Daugherty           0                0               0             0                 0              0
Gary L. Cavey             3,200           31,125          33,700        31,000           407,650        139,000
Terry J. McClain              0                0          21,300        21,000           205,219        118,000
Joseph M. Goecke         11,149          152,831          16,000        10,667           137,752         82,667

(1) Value realized is the difference between the closing price of the Company's Common Stock on the day of exercise and the option exercise price multiplied by the number of shares.

(2) Value is the difference between the closing price of the Company's Common Stock on the last trading day of fiscal 1995 and the option exercise price of the in-the-money options multiplied by the number of in-the-money options.


		     Long-Term Incentive Plans - Awards in Fiscal Year 1995

	The following table provides information on the long-term incentive program awards granted to the executive officers named in the Summary Compensation Table during fiscal year 1995.

					Performance
			Number Of       or Other           Estimated Future Payouts under
			Shares, Units   Period Until       Non-Stock Price-Based Plans
			or Other        Maturation or   Threshold    Target    Maximum
			Rights (#)      Payout            ($)         ($)        ($)
<STUB>
Mogens C. Bay            1 Unit           (1)            98,500     197,000    394,000
Robert B. Daugherty      1 Unit           (1)            76,500     153,000    306,000
Gary L. Cavey            1 Unit           (1)            25,000      50,000    100,000
Terry J. McClain         1 Unit           (1)            25,000      50,000    100,000
Joseph M. Goecke         1 Unit           (1)            30,500      61,000    122,000

(1) Awards are for the three-year award cycle ending in 1997. Similar awards with the same estimated future payouts may be earned for award cycles ending in 1995 and 1996. See "Compensation Committee Report on Executive Compensation - Long-Term performance Incentives" for a description of the award program.
12
		Compensation Committee Report on Executive Compensation

	Valmont's executive compensation policies and practices are approved by the Compensation Committee of the Board of Directors (the "Committee").
The Committee consists of four Directors who are not employees of the Company. The Committee's determinations on compensation of the Chief Executive Officer and other executive officers are reviewed with all the non-employee Directors who constitute a majority of the Board.

	The Committee has implemented compensation policies, plans and programs which seek to enhance shareholder value, by aligning the financial interests of the Company's executive officers with those of its shareholders. Annual base salaries are generally set at competitive median levels. The Company relies on annual and long-term incentive compensation and stock options to attract, retain and incent executive officers and other key employees. Incentive compensation is variable and tied to corporate, business unit and individual performance.
The plans are designed to incent management to grow earnings, enhance shareholder value and focus on the long-term growth of the Company.
All incentive compensation plans are reviewed at least annually to assure their linkage to the current strategies and needs of the business. The Company's programs have been designed so that compensation paid to named executive officers in 1995 will be deductible under the Internal Revenue Code's
$1 million compensation limits for deductibility.

	Valmont's executive compensation is based on four components, each of which is intended to support the overall compensation philosophy.

Base Salary. Base salary is targeted at the median level for industrial manufacturing companies of similar characteristics such as sales volume, capitalization, and financial performance. Salaries for executive officers are reviewed by the Committee on an annual basis and may be increased based on the individual's performance or a change in competitive pay levels in the marketplace.

	The Committee reviews with the Chief Executive Officer and the human resources executive and approves, with modifications it deems appropriate, an annual salary plan for the Company's executive officers (other than the
Chief Executive Officer). The annual salary plan is developed by the Company's human resources staff under the ultimate direction of the Chief Executive Officer based on peer group and national surveys of industrial manufacturing organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. In addition, the Committee periodically is advised by independent compensation consultants concerning salary competitiveness. The Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company business, and its expectation as to his future contributions in directing the long-term success of the Company and its businesses.
13
	The Committee increased the Chief Executive Officer's salary in December 1995 to the current level of $500,000 per year, which is within the mid-range of salaries of chief executive officers of industrial manufacturing companies comparable in sales, capitalization and financial performance. The salary increase also reflected the Committee 's desire to reward Mr. Bay for his superior performance in increasing the Company's net earnings by 31.1% in 1995.

	Annual Incentives. The Company's short-term incentives are established under the Total Value Impact (TVI) Plan. The Committee believes that the annual bonus of significant employees, including executive officers, should be based on optimizing operating profits and prudent management of the capital employed in the business. Accordingly, the TVI plan provides for target performance levels based upon the Company's or business units' net operating income after tax less the cost of capital. A minimum threshold level must be met before any awards are earned. Individual award targets are based on a pre-determined percentage of base salary considering the individual's position and the Committee's assessment of the individual's expected contribution in such position. Participants, thresholds and specific performance levels are established by the Committee at the beginning of each fiscal year.

	The Committee approved for the participation of 49 significant employees, including 13 executive officers, in the TVI Plan for 1995.
Based on performance levels achieved during 1995, the Committee approved aggregate bonus payments of $_________. The TVI bonus of $__________ paid to the Chief Executive Officer for 1995 was based on the pre-established TVI performance goals and the Company's 33.1% increase in operating profits after tax.

	Long-Term Performance Incentives. Long-term performance incentives for senior management employees are provided through the Long-Term Incentive Program ("Program") established under the Company's 1988 Stock Plan. The Program operates on three-year award cycles or in certain shorter periods from the commencement of the Program. Target awards are established for each participant based on a percentage of the participant's base salary. Awards are earned on performance against specific goals based on average three-year return on equity and average three-year net earnings and other factors selected by the Committee. A performance matrix provides for the earning of greater or lesser awards relative to the target award based on greater or lesser levels of performance. The Committee selects the participants, establishes the target award, and determines the performance matrix based on return on equity, net earnings and other selected factors at the beginning of each fiscal year.
The Committee determines the payment of awards following a review of performance at the end of each award cycle. Awards may be paid in cash or in shares of common stock or any combination of cash and stock.

	The Committee selected the 13 executive officers who participated in the award cycle ending in 1995. Based on performance goals previously established by the Committee, the Committee approved payments aggregating $___________ for 1995 to the 13 executive officers. The award of $_________ to the Chief Executive Officer for 1995 was based on the Company's increase in net earnings and improved return on equity during the award cycle.

	Stock Incentives. Long-term stock incentives are provided through grants of stock options and restricted stock to executive officers and other key employees pursuant to the Company's 1988 Stock Plan ("Plan"). The stock 14 component of compensation is intended to retain and motivate employees to improve long-term shareholder value. Stock options are granted at the prevailing market value and only have value if the Company's stock price increases. Generally, stock options vest beginning on the first anniversary of the grant in equal amounts over three to six years and employees must be employed by the Company at the time of vesting in order to exercise the options. The Committee believes this feature of the compensation program directly links the participant's interests with those of the shareholders and the long-term performance of the Company.

	The Committee establishes the number and terms of options granted under the Plan. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The Option Exercised table on page ______ reflects the shares acquired by certain executive officers during 1995. The table on page _____ reflects the ownership position of the directors and executive officers at March 1, 1996. Outstanding performance by an individual executive officer is recognized through larger option grants. The Committee, in determining grants of stock options under the Plan, also reviews and considers the executive's history of retaining shares previously obtained through the exercise of prior options.

	The Committee granted options for an aggregate of 187,500 shares to 50 employees during 1995, including options for an aggregate of 105,500 shares to the executive officers. The Chief Executive Officer was granted in December 1995 a non-qualified option to acquire 50,000 shares. The number of shares awarded in the 1995 grant, when valued at the stock price the date of grant, was approximately two times Mr. Bay's salary which the Committee believes is a competitive annual grant compared to CEO stock grants at other comparable industrial manufacturing companies and recognizes the improved performance of the business in 1994 and 1995 under Mr. Bay's leadership.

	Restricted stock grants are also a part of the Company's long-term stock incentives. Restricted stock awards will be issued when performance results and the strategic needs of the business warrant. There were no restricted stock awards in 1993, 1994 or 1995 to executive officers.


	The Committee believes that the programs described above provide compensation that is competitive with comparable manufacturing companies, links executive and shareholder interest and provides the bases for the Company to attract and retain qualified executives.

Compensation Committee
		Allen F. Jacobson, Chairman
		Charles M. Harper
		Lloyd P. Johnson
		Thomas F. Madison
15
		 Shareholder Return Performance Graphs

	The following graphs compare the yearly change in cumulative total shareholder return on the Company's Common Stock with the cumulative total returns of the S&P SmallCap 600 Index and an index consisting of a combination of the S&P's Electrical Equipment and Machinery
Diversified indexes for the five and ten year periods ended December 31, 1995. The graphs assume that the value of the investment in Valmont Common Stock and each Index was $100 on December 31, 1990 and December 31, 1985, respectively, and that all dividends were reinvested.

						   Indexed Returns ($)
						       Years Ending
Company/Index             Dec 90    Dec 91    Dec 92    Dec 93    Dec 94    Dec 95
-----------------        --------  --------  --------  --------  --------  --------
Valmont Industries          100      96.50    163.01    181.59    157.33    232.10
S&P Smallcap 600 Index      100     148.49    179.74    213.50    203.31    264.22
Electrical/Machinery Index  100     130.10    140.89    174.85    175.62    240.62

							   Indexed Returns ($)
							     Years Ending
			   Dec 85   Dec 86   Dec 87   Dec 88   Dec 89   Dec 90   Dec 91   Dec 92   Dec 93   Dec 94  Dec 95
			   ______   ______   ______   ______   ______   ______   ______   ______   ______   ______  ______
Valmont Industries          100      95.61   131.24   300.54   507.82   320.27   309.07   522.07   581.57   503.88  743.36
S&P Smallcap 600 Index      100     103.23    89.29   106.69   121.51    92.73   137.69   166.66   197.97   188.52  245.00
Electrical/Machinery Index  100     104.64   130.93   134.57   183.70   166.98   217.24   235.25   291.97   293.25  401.78

16
		    APPROVAL OF AMENDMENT TO THE VALMONT 1988 STOCK PLAN

	The Board of Directors reviewed director compensation following the 1995 annual stockholders' meeting. The directors determined that, in lieu of any increase in cash compensation, the directors would receive annual options to acquire Valmont common stock at the fair market value of such stock on the date of grant.

	The directors therefore approved an amendment to the Valmont 1988 Stock Plan (the "Amendment") in June 1995. Pursuant to the Amendment, each non-employee director is entitled to receive annually a nonqualified stock option for 2,000 shares of Valmont common stock exercisable at the closing price of Valmont common stock on the date of grant. The Amendment provided that the first such award would be made on the third business day following the public release by the Company of its quarterly earnings for the second quarter of fiscal 1995. Pursuant to the Amendment, Valmont's non-employee directors each received on July 20, 1995 an option to acquire 2,000 shares of Valmont common stock at an exercise price of $21.50 per share. Such options become exercisable 180 days following shareholder approval of the Amendment. Such grant was specifically conditioned on approval of the Amendment by Valmont's stockholders at the 1996 annual meeting of stockholders. If the stockholders do not approve the Amendment, the July 1995 option grants will be voided.

	Valmont's stockholders are also being asked to approve the Valmont 1996 Stock Plan. This plan provides for a similar grant of nonqualified stock options to non-employee directors on an annual basis beginning in 1996. The Amendment therefore applies only to the grant of options to Valmont's non-employee directors in July 1995.

	The favorable vote of the holders of a majority of the outstanding shares of Valmont's common stock present in person or represented by proxy at the meeting is required for approval of the Amendment to the Valmont 1988 Stock Plan.



	   The Board of Directors recommends a vote FOR the approval of
		    the Amendment to Valmont's 1988 Stock Plan.
17

	      APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO REQUIRE ALL STOCKHOLDER ACTION BE TAKEN AT A STOCKHOLDER MEETING

	The Board of Directors has unanimously approved an amendment to Valmont's Certificate of Incorporation to add a new Article XIII (the "Proposed Amendment"), subject to stockholder approval. The Proposed Amendment reads as follows:

ARTICLE XIII
Annual and Special Meeting of Stockholders

	Any action required or permitted to be taken by the holders of the capital stock of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

	Delaware law permits, unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken by stockholders to be taken without a meeting, without prior notice and without stockholder vote, if a written consent setting forth the action to be taken is signed by stockholders having the number of votes necessary to authorize such action at a meeting of stockholders. Valmont's Certificate of Incorporation currently does contain any provision restricting or regulating stockholder action by written consent. Consequently, unless the Proposed Amendment is approved, persons holding a majority of Valmont's common stock could take significant corporate action without giving other stockholders notice or the opportunity to vote.

	The Board of Directors believes that all stockholder decisions should be made only after thoughtful consideration of complete information by all stockholders. The information is provided through proxy solicitation, and the period between delivery of the proxy and the stockholder meeting provides time for consideration of such proposals. The Board of Directors believes that all stockholders, and not just stockholders executing a written consent, should have the opportunity to participate in the decision process.

	The Proposed Amendment, by prohibiting stockholder action by written consent, would require that notice of and the opportunity to participate in any proposed stockholder action be given to all stockholders of Valmont who are entitled to vote on the particular matter. Such notice would enable the stockholders to take action, including judicial action, in order to protect their interests.

	The Proposed Amendment may make more difficult, or delay, certain actions by a person or a group seeking to acquire a substantial percentage of Valmont's common stock, even though such actions might be desired by the holders of a majority of the outstanding shares of common stock. In addition, the following provisions of Valmont's corporate governance documents summarized below may make more difficult, or delay, actions by a person seeking to obtain control of Valmont: the Certificate of Incorporation provision providing for a classified board of directors,
18
the Stockholder Rights Plan, certain provisions of Valmont's bylaws, and certain provisions of Delaware law.

	Valmont's Certificate of Incorporation provides that its board of directors is divided into three classes, each of which is elected by the stockholders once every three years. The classification of directors means that at least two annual meetings of stockholders, rather than one, are necessary in order to effect a change in a majority of board members.

	Valmont, in December 1995, adopted a stockholder rights plan by issuing a dividend of one preferred share purchase right (the "Rights") for each outstanding share of common stock. The Rights will become exercisable if a person or group (other than certain exempt persons, including Robert B. Daugherty and his related persons and entities who currently own approximately 27% of Valmont's common stock) acquires 15% or more of Valmont's common stock or announces a tender offer for 15% or more of Valmont's common stock. Valmont can redeem the rights at $.01 each at any time before a non-exempt person acquires 15% of Valmont's common stock. If such a person acquires 15% or more of Valmont's common stock, each Right would enable a Valmont stockholder (other than the acquiring person) to acquire Valmont common stock having a market value of twice the Right's exercise price or in effect at a 50% discount to the market price. If Valmont were acquired by a merger or similar transaction after such event, each Right would enable a Valmont stockholder (other than the acquiring person) to buy shares of the acquiring company having a market value of twice the Right's exercise price or in effect at a 50% discount to the market price.

	Valmont's bylaws require certain advance notice procedures which stockholders must follow in order to nominate a director or present any other business in an annual stockholders' meeting. Valmont's bylaws also provide that special meetings of stockholders may be called only by the president of Valmont, who must call such a meeting at the request of a majority of the board of directors. Valmont's bylaws also contain provisions that reserve to the board of directors the right to change the number of directors and to fill vacancies on the board of directors.

	Section 203 of the General Corporation Law of the Delaware prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless upon consummation of such transaction the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced or unless the business combination is, or the transaction in which such person became an interested stockholder was, approved in a prescribed manner. A "business combination" includes a merger, an asset sale and any other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock.

	The Proposed Amendment is not being recommended in response to any effort to obtain control of Valmont and the Board of Directors is not aware of any such effort.
19
	The favorable vote of the holders of a majority of the outstanding shares of Valmont's common stock entitled to vote at the meeting is required to approve the Proposed Amendment.


	       The Board of Directors recommends a vote FOR the approval of
		   Article XIII to the Certificate of Incorporation.
20

		   APPROVAL OF THE VALMONT EXECUTIVE INCENTIVE PLAN

	The Board of Directors has unanimously approved the Valmont Executive Incentive Plan (the "Plan"). The Plan is designed to provide incentives to executive officers of Valmont who have significant responsibility for the success and growth of Valmont and to assist Valmont in attracting, motivating and retaining executive officers on a competitive basis.

	Stockholder approval of the Plan is required if payments under the Plan are to be tax deductible as performance-based compensation under Section 162(m) of the Internal Revenue Code as enacted in 1993. Section 162(m) generally disallows a tax deduction for compensation over $1 million paid to an executive officer named in the Summary Compensation Table, unless such
compensation qualifies as performance-based.   No payments will be made under
the Plan if the stockholders do not approve the Plan.

	The principal features of the Plan are described below:

Administration of the Plan
	The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee will have the sole discretion to interpret the Plan; approve a pre-established objective performance measure or measures annually; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

	The Committee will have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, will be conclusive and b inding on all parties concerned, including Valmont, its stockholders and any person receiving an award under the Plan.

Eligibility
	Executive officers and other key management personnel of Valmont will be eligible to receive awards under the Plan. The Committee will designate the executive officers and other key management personnel who will participate in the Plan each year.

Awards
	The Committee will establish annual and/or long-term incentive award targets for participants prior to the beginning of each fiscal year (or such later date as may be permitted under Section 162(m) of the Internal Revenue
Code); provided, if an individual becomes an executive officer during the year, such individual may be granted eligibility for an incentive award for that year upon such individual becoming an executive officer. Since the number of participants may change over time and the selection of participants is discretionary, it is not possible to determine the number of persons who will be eligible for awards under the Plan during its term.  However, it is
anticipated that approximately [    ] individuals, including Valmont's Chief
Executive Officer, will participate in the Plan.
21
	The Committee will also establish annual and/or long-term performance targets which must be achieved in order for an award to be earned under the Plan. Such targets will be based on cash earnings, earnings per share, growth in cash earnings per share, achievement of annual operating profit plans, return on equity performance, or similar financial performance measures as may be determined by the Committee. The specific performance targets for each participant will be established in writing by the Committee within ninety days after the commencement of the fiscal year to which the performance target relates. The performance target will be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

	Awards will be payable following the completion of the applicable fiscal year upon certification by the Committee that Valmont achieved the specified performance targets established for the participant. Notwithstanding the attainment by Valmont of the specified performance targets, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid. In no event may a participant receive an award of more than 400% of such participant's base salary under the Plan in any fiscal year; for this purpose, a participant's base salary will be the base salary in effect at the time the Committee establishes the performance targets for a fiscal year or period.

Effective Date, Amendments and Termination
	The Plan becomes effective beginning with fiscal 1996, upon approval by the stockholders of Valmont. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. However, unless the stockholders of Valmont shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, which would change the specified performance goals for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.

Vote Required for Approval
	The favorable vote of the holders of a majority of the outstanding shares of Valmont's common stock present in person or represented by proxy at the meeting is required for approval of the Plan.


	     The Board of Directors recommends a vote FOR the approval of
			the Valmont Executive Incentive Plan.
22

APPROVAL OF THE VALMONT 1996 STOCK PLAN

General
	Valmont's Board of Directors has adopted the Valmont 1996 Stock Plan (the "Plan"), subject to stockholder approval. The Board of Directors recognizes the value of stock incentives in assisting Valmont in the hiring and retaining of management personnel and in enhancing of the long-term mutuality of interest between Valmont stockholders and its directors, officers and employees. Since only 120,000 shares of common stock remain available for grant under Valmont's current stock plans, the Board of Directors has approved the Plan which authorizes the issuance of up to 800,000 shares of Valmont common stock.

	Under the Plan, the Compensation Committee (the "Committee") of the Board may grant stock options, stock appreciation rights, restricted stock and stock bonuses to officers and other employees of Valmont and its subsidiaries. The number of grantees may vary from year to year. The number of employees eligible to participate in the Plan is estimated to be approximately 75. The Committee administers the Plan and its determinations are binding upon all persons participating in the Plan.

	The maximum number of shares of Valmont's common stock that may be issued under the Plan is 800,000. Any shares of common stock subject to an award which for any reason are cancelled, terminated or otherwise settled without the issuance of any common stock are again available for awards under the Plan. The maximum number of shares of common stock which may be issued under the Plan to any one employee shall not exceed 40% of the aggregate number of shares of common stock that may be issued under the Plan. The shares may be unissued shares or treasury shares. If there is a stock split, stock dividend, recapitalization, or other relevant change affecting Valmont's common stock, appropriate adjustments may be made by the Committee in the number of shares issuable in the future and in the number of shares and price under all outstanding grants made before the event.

Grants Under the Plan
	Stock Options for Employees. The Committee may grant employees nonqualified options and options qualifying as incentive stock options. The option price of either a nonqualified stock option or an incentive stock option will be the fair market value of the common stock on the date of grant. Options qualifying as incentive stock options must meet certain requirements of the Internal Revenue Code, including the requirement that the aggregate fair market value of the common stock (determined at the time of the grant of the option) with respect to which such options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000. To exercise an option, an employee may pay the option price in cash, or if permitted by the Committee, by withholding shares otherwise issuable on exercise of the option or by delivering other shares of common stock if such shares have been owned by the optionee for at least six months. The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant. The Committee will determine the time or times when each option is exercisable. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. All outstanding options become immediately exercisable in the event of a change-in-control of Valmont.
23
	Replacement Options. The Committee may grant a replacement option to any employee who exercises all or part of an option using "qualifying stock".
A replacement option grants to the employee the right to purchase, at fair market value as of the date of said exercise and grant, the number of shares of stock used by the employee in payment of the purchase price for the option or in connection with applicable withholding taxes on the option exercise. A replacement option may not be exercised for six months following the date of grant, and expires on the same date as the option which it replaces.
"Qualifying stock" is stock which has been owned by the employee for at least six months prior to the date of exercise and has not been used in a stock-for-stock swap transaction within the preceding six months.

	Stock Appreciation Rights. The Committee may grant a stock appreciation right (an "SAR") in conjunction with an option granted under the Plan or separately from any option. Each SAR granted in tandem with an option may be exercised only to the extent that the corresponding option is exercised, and such SAR terminates upon termination or exercise of the corresponding option. Upon the exercise of an SAR granted in tandem with an option, the corresponding option will terminate. SAR's granted separately from options may be granted on such terms and conditions as the Committee establishes.
If an employee exercises an SAR, the employee will generally receive a payment equal to the excess of the fair market value at the time of exercise of the shares with respect to which the SAR is being exercised over the price of such shares as fixed by the Committee at the time the SAR was granted. Payment may be made in cash, in shares of Valmont common stock, or any combination of cash and shares as the Committee determines.

	Restricted Stock. The Committee may grant awards of restricted stock to employees under the Plan. The restrictions on such shares shall be established by the Committee, which may include restrictions relating to continued employment and Valmont financial performance. The Committee may issue such restricted stock awards without any cash payment by the employee, or with such cash payment as the Committee may determine. The Committee has the right to accelerate the vesting of restricted shares and to waive any restrictions.
All restrictions lapse in the event of a change-in-control of Valmont.

	Stock Bonuses. The Committee may grant a bonus in shares of Valmont common stock to employees under the Plan. Such stock bonuses may be in lieu of cash compensation otherwise payable to such employee, or may be in addition to such cash compensation.

	Director Participation. Each non-employee director will receive under the Plan (i) an annual award of 1,000 shares of common stock and (ii) an annual award of a nonqualified stock option for 2,000 shares of common stock exercisable at the fair market value of Valmont's common stock on the date of grant. These awards shall be made annually on the date of and following completion of Valmont's annual stockholders' meeting, commencing with the
1996 annual stockholders' meeting. The common stock award will be forfeited if the director's services terminate for any reason other than death, retirement from the board at mandatory retirement age, or resignation or failure to stand for re-election, in any such case without the prior approval of the board.
24
	Tax Withholding. The Committee may permit an employee to satisfy applicable federal, state and local income tax withholding requirements through the delivery to Valmont of previously-acquired shares of common stock or by having shares otherwise issuable under the Plan withheld by Valmont.

	Other Information. Awards under the Plan are not transferable except by will or the laws of descent and distribution and may be exercised only by the grantee during his or her lifetime. The Board may terminate the Plan at any time but such termination shall not affect any stock options, SAR's, restricted stock or stock bonuses then outstanding under the Plan. Unless terminated by action of the Board, the Plan will continue in effect until December 31, 2005, but awards granted prior to such date will continue in effect until they expire in accordance with their terms. The Board may also amend the Plan as it deems advisable. All material amendments to the Plan must be submitted to the stockholders for their approval to the extent required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 as amended.

Federal Income Tax Consequences
	With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired upon exercise of the option within one year from the transfer of such shares to such employee, or within two years from the date the option to acquire such shares is granted, for federal income tax purposes (i) the optionee will not recognize any income at the time of the exercise of the option; (ii) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an "item of adjustment" for purposes of the alternative minimum tax; and (iii) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. Valmont will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares thereunder.

	With respect to the grant of options which are not incentive stock options, the person receiving an option will recognize no income on receipt thereof. Upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. Valmont will receive an equivalent deduction at that time.

	With respect to restricted stock awards and bonuses of common stock, an amount equal to the fair market value of the Valmont shares distributed to the employee (in excess of any purchase price paid by the employee) will be includable in the employee's gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture as defined in Section 83 of the Internal Revenue Code (a "Forfeiture Restriction"). If an employee receives an award subject to a Forfeiture Restriction, the employee may elect to include in gross income the fair market value of the award. In the absence of such an election, the employee will include in gross income the fair market value of the award subject to a Forfeiture Restriction on the earlier of the date such restrictions lapse or the date the award becomes transferable. Valmont is entitled to a deduction at the time and in the amount income is included in the gross income of an employee.
25
	With respect to stock appreciation rights, the amount of any cash (or the fair market value of any common stock) received upon the exercise of a stock appreciation right will be subject to ordinary income tax in the year of receipt and Valmont will be entitled to a deduction for such amount.

Vote Required
	The favorable vote of the holders of a majority of the outstanding shares of Valmont's common stock present in person or represented by proxy at the meeting is required for approval of the Plan.


		    The Board of Directors recommends a vote FOR
		    the approval of the Valmont 1996 Stock Plan.
26

Independent Public Accountants

	The firm of KPMG Peat Marwick has been appointed by the Board of Directors to conduct the 1996 audit of the Company's financial statements. The same firm conducted the 1995 audit. The Board of Directors requests that shareholders ratify this appointment. A representative from KPMG Peat
Marwick LLP will be present at the Shareholders' Meeting and will have the opportunity to make a statement and to respond to appropriate questions.


Shareholder Proposals

	Shareholder proposals intended to be presented at the next annual meeting of shareholders must be received by the Company no later than November 24, 1996 in order to be considered for inclusion in the proxy statement for such meeting.


Other Matters

	The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the Annual Meeting of Shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

			     By Order of the Board of Directors




			     Thomas P. Egan, Jr.
			     Secretary
			     Valmont Industries, Inc.
27


PROXY CARD
Valmont Industries, Inc.
Proxy for the Annual Meeting of Shareholders on April 22, 1996
The undersigned hereby constitutes and appoints Robert B. Daugherty and Mogens
C. Bay, or either of them, or any substitute appointed by either of them, the undersigned's agents, attorneys and proxies to vote, as designated below, the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of Valmont Industries, Inc., to be held at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102, on April 22, 1996, at 2:00 p.m., local time or at any adjournments thereof.
1)      ELECTION OF DIRECTORS
	[  ] FOR all nominees listed below (except as marked to the contrary
	     below)
	[  ] WITHHOLD AUTHORITY to vote for all nominees listed below
________________________________________________________________________________
  Mogens C. Bay
		John E. Jones
		Walter Scott, Jr.
(Instruction: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)

________________________________________________________________________________
2)      Proposal to amend the Valmont 1988 Stock Plan.
		[  ] FOR        [  ] AGAINST            [  ] ABSTAIN
3)      Proposal to approve the Valmont Executive Incentive Plan.
		[  ] FOR        [  ] AGAINST            [  ] ABSTAIN
4)      Proposal to approve the Valmont 1996 Stock Plan.
		[  ] FOR        [  ] AGAINST            [  ] ABSTAIN
5) Proposal to amend the Certificate of Incorporation to eliminate shareholder action without a meeting.
		[  ] FOR        [  ] AGAINST            [  ] ABSTAIN
6) PROPOSAL to ratify the appointment of KPMG Peat Marwick LLP as independent accountants for fiscal 1996.
		[  ] FOR        [  ] AGAINST            [  ] ABSTAIN
7) IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

Dated this ___ day of _______________, 1996.    Signature_______________________

			Signature_________________________________
			(When signing as attorney, executor, administrator, trustee, guardian or conservator, designate full title. All joint tenants must sign.